NEWS

IRELAND INC. COMPLETES $4.9 MILLION FINANCING

Funds Will Expand Drill Program for
Columbus Project and Initiate Drill Program at Red Mountain Project

HENDERSON, Nevada – January 14, 2010 – Ireland Inc. (OTCBB: IRLD), a minerals exploration and development company focused on the discovery and extraction of precious metals from mineral deposits in the Southwestern United States, today announced that it has completed a $4.9 million private placement financing. The terms of the capital raise were as follows:

  11,035,000 Units were sold to accredited and foreign investors under separate offerings at a price of $0.45 each.
  Each Unit was comprised of one share of Ireland’s common stock and one-half of one share purchase warrant.
  Each full share purchase warrant, which expires on June 30, 2013, entitles the holder to purchase one additional share of Ireland’s common stock at a price of $0.75 per share.

Initial results of the Columbus Project’s 2009 drilling program have indicated that the surface mineable material extends beyond the reach of 2008 and 2009 drilling programs. The use of proceeds from this financing will take advantage of this new information and will fund the acceleration of the next phase of the Columbus Project’s drilling and sampling program. $1.8 million has been allocated to the Columbus Project’s 2010 drill program.

The Columbus Project in Nevada will remain the primary focus of Ireland. However, based on the successful completion of certain milestones in the Columbus Project’s technical program, funds from this equity raise will also be allocated to the commencement of the drilling and sampling program at the Red Mountain Project in California. Approximately $1.8 million has been allocated to the Red Mountain Project in 2010. The remaining funds will be allocated to working capital.

“In addition to this latest capital raise, we completed a $6.25 million equity financing in the fourth quarter of 2009 that will provide the funds required to modify and operate the Company’s pilot production facility through the first quarter of 2011,” stated Douglas D. G. Birnie, Chief Executive Officer of Ireland. “We elected to raise the additional $4.9 million in order to accelerate our technical drilling and sampling programs and continue with the pursuit of other corporate objectives. In 2010 we will focus on operating our onsite pilot plant facility and further defining the Columbus Project’s resources. The minor modifications necessary to implement the leaching component of our precious metals extraction processing circuit are now underway. We expect to complete the ‘shake-out phase’ at the plant this quarter and to commence operation of the facility in the second quarter. We will utilize the onsite pilot plant to complete our prefeasibility study, which is designed to demonstrate the ability of our process to cost-effectively extract precious metals from materials via surface dredge mining at the Columbus Project.”

The total funds raised in these recent equity financings approximated $11.2 million.

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338

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About Ireland Inc.

Based in Henderson, Nevada, Ireland Inc. is a minerals exploration and development company focused on the discovery and extraction of precious metals from mineral deposits in the Southwestern United States.

In 2007, Ireland acquired rights to two mining properties, both of which are prospective for gold and other minerals. In early 2008, Ireland completed the acquisition of the Columbus Project located near Tonopah, NV, where it has an option to acquire additional adjacent mineral claims. Ireland also owns rights to acquire up to 100% of the Red Mountain Project in San Bernardino County, California.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, Ireland’s limited operating history, future trends in mineral prices, the availability of capital, geological or mechanical difficulties affecting Ireland’s planned geological work programs, and uncertainties surrounding estimates of mineralized material. There is no assurance that the test results reported in this document are indicative of extraction rates throughout the Columbus Project. Additional exploration work will be required to fully define the extent of the Columbus Project’s mineralized areas and before proved or probable mineral reserves can be established. There is no assurance that the results of Ireland’s pre-feasibility program will result in a decision to enter into commercial production. Ireland undertakes no obligation to update the forward looking statements in this document.

IR CONTACTS:
Terri MacInnis, Dir. of Investor Relations	Jerry Falkner, CFA
Bibicoff + MacInnis, Inc.	RJ Falkner & Company, Inc.
818.379.8500	800.377.9893
terri@bibimac.com	info@rjfalkner.com

#100 – 2441 West Horizon Ridge Parkway, Henderson, NV, 89052
T: 702.932.0353 F: 702.932.0338